CERTIFICATE OF DESIGNATION

of

SERIES I CONVERTIBLE PREFERRED STOCK

of

ELITE PHARMACEUTICALS, INC.,

(Pursuant to Section 78.1955 of the
Nevada Revised Statutes)

Elite Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 78.1955 of the Nevada Revised Statutes at a meeting of the Directors on January 29, 2014:

RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Corporation (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation, as currently in effect, the Board hereby creates a series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows (with all terms not otherwise defined having the meaning set forth in Section 10 of the Certificate of Designation):

Series I Convertible Preferred Stock:

Section 1.          Designation, Amount and Stated Value. The shares of such series shall be designated as “Series I Convertible Preferred Stock” (the “Series I Preferred Stock”) and the number of shares constituting the Series I Preferred Stock shall be five hundred (500) and stated value of each share of Series I Preferred Stock shall be equal to $100,000 (one hundred thousand dollars) (the "Stated Value"). Such number of shares may be increased or decreased by resolution of the board of directors; provided, that no decrease shall reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series I Preferred Stock.

Section 2.          Dividends and Distributions.

(a)          So long as any Series I Preferred Stock shall remain outstanding, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends payable pursuant to the Series C Preferred Stock or any other shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series I Preferred Stock with respect to dividends) unless the Holder shall first receive, or simultaneously receive, a dividend on each outstanding share of Series I Preferred Stock in an amount equal to the dividend the Holder would have been entitled to receive upon conversion, in full, of one share of Series I Preferred Stock immediately prior to the record date for determination of holders entitled to receive such dividend.

1

Section 3.          Voting Rights. The Holders of shares of Series I Preferred Stock shall have the following voting rights:

(a)          On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series I Preferred Stock held by the Holder are convertible as of the record date for determining the stockholders entitled to vote on such matter.

(b)          Except as otherwise provided herein, in any other certificate of designations creating a series of Preferred Stock or any similar stock, or by law, the Holders and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)          Except as set forth herein, or as otherwise provided by law, Holders shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.          Conversion.

(a)          Conversions at Option of the Holder. Each share of Series I Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 4(c)), at the option of the Holder, at any time, by dividing the Stated Value of such share of Series I Preferred Stock by the Conversion Price.

(b)          Conversion Price. The conversion price for the Series I Preferred Stock shall equal U.S.$0.07, subject to adjustment herein (the “Conversion Price ”).

(c)          Conversion Restrictions. Anything set forth herein to the contrary notwithstanding:

(i)          If the Corporation is listed on a Trading Market that is a National Market and the Corporation has not previously obtained Shareholder Approval, and such National Market requires Shareholder Approval then the Corporation may not issue in excess of the Issuable Maximum upon conversions of the Series I Preferred Stock. If on any Conversion Date: (A) the aggregate number of shares of Common Stock that would then be issuable upon a conversion by the Holder of Series I Preferred Stock would exceed the Issuable Maximum, and (B) the Corporation shall not have previously obtained Shareholder Approval, then the Corporation shall issue to the converting Holder a number of shares of Common Stock up to the Issuable Maximum. The Corporation and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of the Note shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

2

(ii)         If, upon any Conversion Date there is not a sufficient number of authorized shares of Common Stock (that are not issued, outstanding or reserved for issuance) available to effect the entire conversion, such conversion shall not exceed the Issuable Maximum; however, the Corporation shall use its best efforts to obtain Shareholder Approval within four (4) months of such Conversion Date to permit the balance of the conversion.

(d)          Mechanics of Conversion.

(i)          A Holder shall effect conversions under Section 4(a) by delivering to the Corporation a Conversion Notice. Promptly after receipt by the Corporation of a Conversion Notice, the Corporation shall (A) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in the name of the Holder a certificate for the Conversion Shares or (B) instruct the Corporation’s transfer agent to issue such Conversion Shares in book entry form and promptly notify Holder of same. The Holder shall be deemed to have become holder of record of such Conversion Shares as of the Conversion Date.

(ii)         Conversion Shares shall be restricted securities, not transferable unless registered under the Securities Act of 1933 or such transfer is permitted pursuant to an exemption from such registration under such Act.

(e)          Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share.

(f)           Transfer Taxes. The issuance of certificates for Conversion Shares on conversion of the Series I Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series I Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 5.       Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

3

Section 6.          Liquidation, Dissolution or Winding Up.

(a)          Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “ Liquidation”), each Holder shall be entitled to receive for each share of Series I Preferred Stock, pari passu and pro rata with the holders of Common Stock, out of the assets, whether capital or surplus, of the Corporation an amount equal to the amount distributable with regard to the number of whole shares of Common Stock into which the shares of Series I Preferred Stock held by the Holder are convertible as of the date of the Liquidation.

(b)          In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Amount, then remaining assets shall be distributed ratably to the Holders and the holders of the Common Stock, in proportion to their Common Stock Equivalency.

Section 7.          Certain Adjustments.

(a)           Stock Dividends and Splits. If the Corporation, at any time while the Series I Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Existing Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4

(b)           Subsequent Dilutive Issuances. If the Corporation or any Subsidiary thereof, at any time while this Series I Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to reprice its securities (other than any Common Stock or Common Stock Equivalents in connection with an Exempt Issuance), entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price (any such issuance, a “Dilutive Issuance ”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price, such issuance shall be deemed to have occurred for less than the then applicable Conversion Price on such date of the Dilutive Issuance), then the then applicable Conversion Price shall be reduced to a price determined by multiplying the then applicable Conversion Price by a fraction, the numerator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus (ii) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding immediately prior to the Dilutive Issuance plus (iii) the number of shares of Common Stock which the offering price for such Dilutive Issuance would purchase at the then applicable Conversion Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus (2) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding immediately prior to the Dilutive Issuance plus (3) the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of any issuance as to which the Holder has provided its written approval. The Corporation shall notify the Holder in writing, no later than five (5) Business Days following a Dilutive Issuance, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice ”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

(c)          Subsequent Dividend Issuances. If the Corporation, at any time while the Series I Preferred Stock is outstanding, shall issue shares of Common Stock in lieu of cash in satisfaction of its dividend obligations on shares of outstanding Existing Preferred Stock in accordance with the Series C Certificate (any such issuance, a “Dividend Issuance”), then the then applicable Conversion Price shall be reduced to a price equal to (i) the aggregate Stated Value of Series I Preferred Stock then outstanding divided by (ii) the product of (x) aggregate number of Conversion Shares issuable upon conversion of the then outstanding Series I Preferred Stock immediately prior to Dividend Issuance multiplied by (y) the sum of one plus a fraction with: (A) a numerator equal to (I) the number of outstanding shares of Common Stock immediately after giving effect to the Dividend Issuance (assuming conversion of all Existing Preferred Stock in accordance with the Series C Certificate, but not the Series I Preferred Stock) minus (II) the number of outstanding shares of Common Stock immediately prior to the Dividend Issuance (assuming conversion of all Existing Preferred Stock in accordance with the Series C Certificate, but not the Series I Preferred Stock); and (B) a denominator equal to the number of outstanding shares of Common Stock immediately prior to the Dividend Issuance (assuming conversion of all Existing Preferred Stock in accordance with the Series C Certificate, but not the Series I Preferred Stock). The Corporation shall notify the Holder in writing following a Dividend Issuance, indicating therein the occurrence of the applicable Dividend Issuance triggering such adjustment and the calculation of such adjusted Conversion Price (such notice, the “Dividend Issuance Notice ”). For purposes of clarification, whether or not the Corporation provides a Dividend Issuance Notice pursuant to this Section 7(c), upon the occurrence of any Dividend Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dividend Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

5

(d)          Pro Rata Distributions. If the Corporation, at any time while there are any shares of Series I Preferred Stock issued or outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in Sections 7(b) or 7(c)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then, at the request of any Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Corporation will deliver to any such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that any such Holder would have been entitled to receive in respect of the Conversion Shares for which the shares of Series I Preferred Stock could have been converted immediately prior to such record date. If such Distributed Property is not delivered to any such Holder pursuant to the preceding sentence, upon any conversion by any such Holder of his or her shares of Series I Preferred Stock that occurs after such record date, any such Holder shall be entitled to receive, in addition to the Conversion Shares otherwise issuable upon such conversion, the Distributed Property that any such Holder would have been entitled to receive in respect of such number of Conversion Shares had any such Holder been the record holder of such Conversion Shares immediately prior to such record date.

(e)          Fundamental Changes. If, at any time while there are any shares of Series I Preferred Stock issued or outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than the Holder), (ii) the Corporation or the Subsidiary effects any sale of all or substantially all of either of their assets in one or more transactions (other than the Holder), (iii) any tender offer or exchange offer (whether by the Corporation or another Person other than the Holder) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 7(a)) (in any such case, a “Fundamental Change”), then upon any subsequent conversion of Series I Preferred Stock, any Holder thereof shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then such Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of such Holders Series I Preferred Stock following such Fundamental Change.

6

(f)          Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 7, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

Section 8.           No Redemption. The shares of Series I Preferred Stock shall not be redeemable.

Section 9.          Rank. The Series I Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock and pari passu with respect to the Corporation’s Common Stock.

Section 10.         Definitions.

(a)           “As Converted Common Stock” means the sum of the total number of shares of Common Stock issued and outstanding plus the total number of shares of Common Stock into which all issued and outstanding shares of Series I Preferred Stock is convertible (regardless of whether there are sufficient authorized but unissued shares of Common Stock to issue upon such conversion).

(b)          “Certificate of Designations” means the Certificate of Designation of Series I Convertible Preferred Stock.

(c)          “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

(d)          Common Stock Equivalency” means (i) for holders of Common Stock, the percentage obtained by dividing the number of shares of Common Stock owned by such holders by the As Converted Common Stock, and (ii) for the Holders, the percentage obtained by dividing the number of shares of Common Stock into which such Holder’s Series I Preferred Stock is convertible (regardless of whether there are sufficient authorized but unissued shares of Common Stock to issue upon such conversion) by the As Converted Common Stock.

(e)          “Conversion Date” means the date any Conversion Notice is received by the Corporation pursuant to Section 4(d).

(f)          “Conversion Notice” means a written instruction from a Holder to the Corporation stating the Holder’s conversion of all or a portion of such Holder’s shares of Series I Preferred Stock and indicating the number of shares of Series I Preferred Stock being so converted, with the form of such instructions attached hereto as Annex A.

7

(g)          “Conversion Price” shall have the meaning set forth in Section 4(b).

(h)          “Conversion Shares” means the number of shares of Common Stock issuable upon conversion of Series I Preferred Stock.

(i)          “Convertible Securities” means any convertible securities, preferred stock, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

(j)          “Dilutive Issuance” shall have the meaning set forth in Section 7(b)

(k)         “Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

(l)          “Dividend Issuance” shall have the meaning set forth in Section 7(c)

(m)         “Dividend Issuance Notice” shall have the meaning set forth in Section 7(c).

(n)         “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Corporation pursuant to (i) any stock or option plan duly adopted by a majority of the non-employee members of the Board of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose or (ii) employment agreements with Corporation employees, (b) securities upon the exercise or exchange of or conversion of Convertible Securities outstanding as of the date of first issuance of any shares of Series I Preferred Stock, provided that such securities are not amended subsequent to the date of first issuance of any shares of Series I Preferred Stock to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in, or an individual that operates, a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) up to a maximum of 10,000,000 shares of Common Stock or Common Stock equivalents in any rolling 12 month period issued to consultants, vendors, financial institutions or lessors in connection with services provided by such Persons referred to in this clause (d), but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and provided that none of such shares may be registered for sale or resale by any of such holders; (e) securities issued as dividends payable upon any shares of Corporation Preferred Stock issued and outstanding as of the date of first issuance of any shares of Series I Preferred Stock; and (f) securities issued in connection with any stock split, stock dividend or recapitalization of the Common Stock.

(o)          “Existing Preferred Stock” means, as of any date of determination, the then issued and outstanding shares of Series C Preferred Stock.

8

(p)          ““Issuable Maximum” means: (a) for purposes of Section 4(c)(i) a number of shares of Common Stock equal to 19.99% of the of the Corporation's outstanding shares on the date of first issuance of any shares of Series I Preferred Stock; and (b) for purposes of Section 4(c)(ii) the balance of authorized shares of Common Stock that are not issued, outstanding or reserved for issuance.

(q)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization or other entity.

(r)           “Shareholder Approval” means (a) for purposes of Section 4(c)(i), the vote of Corporation shareholders, if and as may be required by the applicable rules and regulations of the Corporation’s Trading Market (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum; and (b) for purposes of Section 4(c)(ii), the vote of Corporation shareholders, as may be required by Nevada law to approve an increase in the number of authorized shares of Common Stock in excess of the Issuable Maximum without a corresponding decrease in the par value thereof.

(s)          "Stated Value” shall have the meaning set forth in Section 1.

(t)          “Subsidiary” means Elite Laboratories, Inc., a Delaware corporation.

(u)          “Trading Days” means any day that the Trading Market upon which the Common Stock trades or is quoted is open.

(v)         “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: (a) the following “National Markets”: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or (b) the OTC Bulletin Board (or any successors to any of the foregoing).

[Signature page follows]

9

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of February 6, 2014.

ELITE PHARMACEUTICALS, INC.

s/ Nasrat Hakim
Nasrat Hakim, CEO

10

ANNEX A

CONVERSION NOTICE

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES I PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series I Convertible Preferred Stock indicated below into shares of common stock, par value US$0.001 per share (the “Common Stock”), of Elite Pharmaceuticals Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Date to Effect Conversion	:

Number of shares of Series I Preferred Stock owned prior to conversion	:

Number of shares of Series I Preferred Stock to be converted	:

Stated Value of shares of Series I Preferred Stock to be converted	:

Number of shares of Common Stock to be issued	:

Applicable Conversion Price	:

Number of shares of Series I Preferred Stock subsequent to Conversion	:

[HOLDER]

By:

Name:

11